Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: February 8, 2018

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

•	2017 Sales from Continuing Operations of $4.5 Billion, an increase of 6% As Reported

•	2017 Net Earnings from Continuing Operations of $63 Million, Reported Net Earnings Per Share from Continuing Operations of $0.33 and Operating Cash Flow of $398 Million

•
2017 Adjusted EBITDA of $833 Million, or 18.7% of Net Sales, Adjusted EPS from Continuing Operations of $1.81 and Free Cash Flow, excluding payments related to the sale of Diversey, of $421 million, all exceeding the Company's previously provided guidance

•	Provides Full Year 2018 Outlook

CHARLOTTE, N.C., February 8, 2018 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the fourth quarter and full year 2017. Commenting on these results, Ted Doheny, President and Chief Executive Officer, said, “In 2017, we exceeded our previously provided guidance for Net Sales, Adjusted EBITDA, Adjusted EPS and Free Cash Flow. Our sales growth accelerated into year-end, resulting in 11% growth in the fourth quarter and 6% for the full year. We capitalized on strong end market trends within the protein and e-Commerce and fulfillment sectors and experienced increased demand for our new innovations. We executed on our share repurchase program by returning $1.3 billion of capital through the use of open market and accelerated share repurchase programs since January 1, 2017. We currently have approximately $867 million remaining under the authorized repurchase program.”

Doheny continued, "I have been working closely with our leadership team to accelerate our strategy. I’m excited to see the potential that we have within Sealed Air and take our performance to the next level. In 2018, we plan to drive profitable growth, recognize and promote talent and further improve productivity with our Sealed Air Operational Excellence culture. We will continue to focus on developing sustainable solutions that leave our world, environment and communities better than we found them."

Unless otherwise stated, all results compare fourth quarter 2017 results to fourth quarter 2016 results from continuing operations. As a result of the sale of Diversey, which refers to Diversey Care and the food hygiene and cleaning business, we have changed our segment reporting structure effective as of January 1, 2017. Food Care includes the Medical Applications business, which was previously reported under 'Other.' Additionally, Food Care excludes the food hygiene and cleaning business, which is a component of Diversey and classified as discontinued operations. Year-over-year financial discussions present operating results from continuing operations as reported, and on a constant dollar basis. Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of specified items (“Special Items”), such as restructuring charges, charges related to the sale of Diversey, charges related to ceasing operations in Venezuela, cash-settled stock appreciation rights (“SARs”) granted as part of the original Diversey acquisition, special tax items (“Tax Special Items”) and certain other infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.

Fourth Quarter Financial and Business Highlights

•
In the fourth quarter, Food Care net sales of $764 million increased 8% as reported. Currency had a positive impact on Food Care net sales of 2%, or $15 million. On a constant dollar basis, net sales increased 6% driven by volume growth of 5% and favorable price/mix of 1%. Volume trends were led by 7% growth in North America, 6% in Latin America and 4% in Europe, Middle East and Africa (EMEA), partially offset by a 2% decline in Asia Pacific. Adjusted EBITDA of $162 million or 21.2% of net sales was primarily attributable to positive volume trends and favorable foreign currency, which were offset by higher raw material and freight costs as well as non-material costs including salary and wage increases.

•
Product Care net sales of $464 million in the fourth quarter were up 18% as reported. Currency had a positive impact on Product Care net sales of 2%, or $9 million. On a constant dollar basis, net sales increased 15% primarily due to the acquisition of Fagerdala, which was completed on October 2, 2017, of $24 million or 6%, increased volumes of 5% and favorable price/mix of 4%. Adjusted EBITDA of $95 million or 20.4% of net sales was attributable to volume growth, which was partially offset by non-material costs including salary and wage increases as well as higher raw material and freight costs.

•
Since January 1, 2017, Sealed Air repurchased approximately $1.3 billion of shares through a combination of open market repurchases and accelerated share repurchase (ASR) programs. The Company has $867 million remaining under the current authorized repurchase program.

Fourth Quarter and Full Year 2017 U.S. GAAP Summary, Continuing Operations
Fourth quarter net sales of $1.2 billion increased 11% on an as reported basis. Currency had a positive impact on total net sales of 2%, or $25 million. For the full year 2017, net sales of $4.5 billion increased 6% on an as reported basis. Currency had a positive impact on total net sales of 1%, or $30 million. As reported, net sales increased across all regions for the fourth quarter and full year 2017.

Fourth quarter net earnings from continuing operations on a reported basis was $25 million, or $0.14 per diluted share, as compared to net earnings from continuing operations of $151 million, or $0.77 per diluted share, in the fourth quarter 2016. Net income in the fourth quarter 2017 was unfavorably impacted by $78 million of special items, including $42 million of tax related items, $21 million related to the sale of Diversey, $11 million primarily related to acquisition activity and $5 million of restructuring and other restructuring associated costs. Net earnings in the fourth quarter 2016 included $53 million of special items, including $62 million of tax related items partially offset by $8 million of charges related to restructuring and other costs associated with our restructuring programs.

Full year 2017 net earnings from continuing operations on a reported basis was $63 million, or $0.33 per diluted share, as compared to net earnings from continuing operations of $292 million, or $1.48 per diluted share, for full year 2016. Net earnings for the full year 2017 was unfavorably impacted by $280 million of special items, including $152 million of tax expense related to the sale of Diversey, as well as $55 million of charges related to the sale of Diversey, $26 million of restructuring and other restructuring associated costs and $16 million primarily related to acquisition activity. Net earnings for full year 2016 included $42 million of special items, primarily driven by $49 million related to ceasing operations in Venezuela and $22 million of restructuring and other associated costs.

The effective tax rate in the fourth quarter of 2017 was 79.0%, compared to the effective tax rate of (23.8)% in the fourth quarter of 2016. The effective tax rate in the fourth quarter of 2017 was negatively impacted primarily by the revaluation of deferred tax assets as a result of U.S. Tax Reform. The effective tax rate in the fourth quarter of 2016 was favorably impacted by changes in our repatriation strategy.

The effective tax rate for full year 2017 was 84.0%, compared to the effective tax rate of 24.6% for full year 2016. The 2017 rate was negatively impacted primarily by additional tax expenses related to the sale of Diversey and the revaluation of deferred tax assets as a result of U.S. Tax Reform.

Fourth Quarter and Full Year 2017 Non-U.S. GAAP Summary, Continuing Operations

Constant dollar net sales growth of 9% for the fourth quarter of 2017 was attributable to volume growth of 5%, favorable price/mix of 2% and $24 million in sales from the Fagerdala acquisition. By region, in constant dollars, North America sales increased 10%, EMEA 5%, Latin America 6% and Asia Pacific 17%.

Constant dollar net sales growth of 5% for full year 2017 was attributable to volume growth of 5% and $24 million in sales from the Fagerdala acquisition. By region, in constant dollars, North America sales increased 8%, EMEA 1%, Latin America 3% and Asia Pacific 5%.

Adjusted EBITDA for the fourth quarter 2017 was $238 million, or 19.4% of net sales, compared to $216 million, or 19.6% of net sales for the fourth quarter of 2016. Adjusted EBITDA included $19 million of Corporate expenses in the fourth quarter of 2017 as compared to $36 million in the fourth quarter of 2016.

Adjusted EBITDA for full year 2017 was $833 million, or 18.7% of net sales, compared to $809 million, or 19.2% of net sales for full year 2016. Adjusted EBITDA included $107 million of Corporate expenses for full year 2017 as compared to $127 million for full year 2016. The decrease in corporate expenses is due to the Company's efforts to address stranded costs associated with the sale of Diversey and cost containment actions.

Adjusted EPS was $0.58 for the fourth quarter 2017. This compares to Adjusted EPS of $0.50 in the fourth quarter 2016. The Adjusted Tax Rate was 33.7% in the fourth quarter 2017, compared to 24.9% in the fourth quarter 2016.

Adjusted EPS was $1.81 for full year 2017. This compares to Adjusted EPS of $1.70 for full year 2016. The Adjusted Tax Rate was 30.2% for full year 2017, compared to 28.0% for full year 2016.

Fourth Quarter and Full Year 2017 U.S. GAAP Summary, Discontinued Operations
The sale of Diversey was completed during the third quarter on September 6, 2017. The Company recognized a net gain on sale of $641 million for the full year 2017. Net earnings from discontinued operations was $111 million, or $0.59 per diluted share from January 1, 2017 through completion of the sale, which included net sales of $1.7 billion.

Cash Flow and Net Debt

Cash flow provided by operating activities in the year ended December 31, 2017 was $398 million, which is net of $49 million of restructuring payments and $207 million of payments related to the sale of Diversey, which included $170 million of tax payments and the remainder primarily attributable to professional fees required to facilitate the separation.

Capital expenditures were $184 million in the year ended December 31, 2017. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures and payments related to the sale of Diversey, was an inflow of $421 million in the year ended December 31, 2017.

The Company repurchased 27.3 million shares for approximately $1.2 billion, with the remaining $80 million settled in the first quarter of 2018, and paid cash dividends of $120 million during the year ended December 31, 2017.

Net Debt, defined as total debt less cash and cash equivalents, decreased to $2.7 billion as of December 31, 2017 from $3.8 billion as of December 31, 2016. This decrease in net debt primarily resulted from payments of debt and net cash received as part of the sale of Diversey.

Outlook for Full Year 2018
For the full year 2018, the Company anticipates Net Sales of approximately $4.75 to $4.80 billion, a constant dollar growth rate of approximately 4.5%. Adjusted EBITDA from continuing operations is expected to be in the range of $890 million to $910 million. Currency is expected to have a favorable impact of approximately $110 million on Net Sales and $20 million on Adjusted EBITDA. The Company forecasts Adjusted EPS to be in the range of $2.35 to $2.45, which is based on 169 million shares outstanding and an anticipated Adjusted Tax Rate of 29.0%.

The outlook for Free Cash Flow is approximately $400 million, assuming capital expenditures of approximately $160 million and cash restructuring payments of approximately $20 million, which excludes restructuring payments of $30 million to address stranded costs.

Conference Call Information

Date:	Thursday, February 8, 2018

Time:	10:00 a.m. (ET)

Webcast:	www.sealedair.com/investors

Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)

Participant Code:	4975676

A supplemental presentation accompanying the conference call will be available on the Company’s website at www.sealedair.com/investors.

Conference Call Replay Information

Dates:	Thursday, February 8, 2018 at 1:00 p.m. (ET) through
Saturday, March 10, 2018 at 12:59 p.m. (ET)

Webcast:	www.sealedair.com/investors

Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)

Participant Code:	4975676

Business
Sealed Air Corporation is a knowledge-based company focused on packaging solutions that help our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions and Bubble Wrap® brand cushioning, enable a safer and less wasteful food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.5 billion in sales in 2017 and has approximately 15,000 employees who serve customers in 122 countries. To learn more, visit www.sealedair.com.

Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on a “constant dollar” or “organic” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Net Earnings and U.S. GAAP Net Earnings Per Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Share” “Segment Information,” “Reconciliation of U.S. GAAP Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment,” “Components of Changes in Net Sales by Region,” “Components of Organic Change in Net Sales by Segment,” and “Components of Organic Changes in Net Sales by Region.”  Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.

*We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including gains and losses on the disposition of businesses, the ultimate outcome of certain legal or tax proceedings, foreign currency gains or losses resulting from the volatile currency market in Venezuela, and other unusual gains and losses.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings. The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the tax benefits associated with the Settlement agreement (as defined in our 2016 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, the success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the success of new product offerings, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2017	2016	2017	2016
Net sales	$1,227.8	$1,101.4	$4,461.6	$4,211.3
Cost of sales(2)	853.4	738.5	3,044.4	2,806.4
Gross profit	374.4	362.9	1,417.2	1,404.9
Selling, general and administrative expenses(2)	205.8	188.9	796.0	755.7
Amortization expense of intangible assets acquired	3.9	4.6	13.1	15.0
Restructuring and other charges(2)	2.9	1.4	12.1	2.8
Operating profit	161.8	168.0	596.0	631.4
Interest expense	(48.1)	(48.0)	(201.8)	(199.4)
Interest income	7.3	2.2	17.6	7.5
Foreign currency exchange loss related to Venezuelan subsidiaries	—	(0.1)	—	(1.7)
Charge related to Venezuelan subsidiaries(2)	—	(1.3)	—	(47.3)
Loss on debt redemption and refinancing activities	—	(0.1)	—	(0.1)
Loss on sale of business, net	—	(0.2)	—	(1.8)
Other (expense) income, net	(2.0)	1.7	(18.5)	(0.7)
Earnings before income tax provision (benefit)	119.0	122.2	393.3	387.9
Income tax provision (benefit)	94.0	(29.1)	330.5	95.6
Net earnings from continuing operations	25.0	151.3	62.8	292.3
(Loss) gain on sale of discontinued operations, net of tax	(58.6)	—	640.7	—
Net earnings from discontinued operations, net of tax(3)	0.1	19.8	111.4	194.1
Net (loss) earnings available to common stockholders	$(33.5)	$171.1	$814.9	$486.4
Basic:
Continuing operations	$0.14	$0.79	$0.34	$1.50
Discontinued operations(3)	(0.33)	0.10	3.99	0.99
Net (loss) earnings per common share - basic	$(0.19)	$0.89	$4.33	$2.49
Diluted:
Continuing operations	$0.14	$0.77	$0.33	$1.48
Discontinued operations(3)	(0.33)	0.10	3.96	0.98
Net (loss) earnings per common share - diluted	$(0.19)	$0.87	$4.29	$2.46
Dividends per common share	$0.16	$0.16	$0.64	$0.61
Weighted average number of common shares outstanding:
Basic	175.3	192.4	186.9	194.3
Diluted	175.9	196.2	188.9	197.2

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country.  This resulted in total costs of $49.4 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of $0.3 million, depreciation and amortization expense related to fixed assets and intangibles of $0.5 million, inventory reserves of $0.4 million, income tax expense of $0.9 million and the reclassification of $47.3 million of cumulative translation adjustment resulting in a charge to Net income as the Company’s decision to cease operations is similar to a substantially complete liquidation.

(3)
For the year ended December 31, 2017, there was a revision to net earnings from discontinued operations, net of tax, on the Condensed Consolidated Statement of Operations related to depreciation and amortization on Diversey assets held for sale. As a result, net earnings from discontinued operations, net of tax, increased $16.4 million and increased net earnings per basic and diluted shares by $0.09.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS(1)
(Unaudited)

(In millions)	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$594.0	$333.7
Trade receivables, net	552.4	460.5
Income tax receivables	85.1	11.5
Other receivables	90.2	72.7
Inventories, net	506.8	456.7
Current assets held for sale	4.0	825.7
Prepaid expenses and other current assets	33.9	54.5
Total current assets	1,866.4	2,215.3
Property and equipment, net	998.4	889.6
Goodwill	1,939.8	1,882.9
Intangible assets, net	83.6	40.1
Deferred taxes(2)	176.2	197.1
Non-current assets held for sale(2)	—	1,998.8
Other non-current assets	215.9	175.4
Total assets	$5,280.3	$7,399.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$25.3	$83.0
Current portion of long-term debt	2.2	297.0
Accounts payable	723.8	539.2
Current liabilities held for sale	2.2	683.3
Accrued restructuring costs	15.4	44.8
Income tax payable	47.3	48.3
Other current liabilities	562.0	423.4
Total current liabilities	1,378.2	2,119.0
Long-term debt, less current portion	3,230.5	3,762.6
Deferred taxes	28.5	4.9
Non-current liabilities held for sale	—	501.0
Other non-current liabilities	490.8	402.0
Total liabilities	5,128.0	6,789.5
Stockholders’ equity:
Preferred stock	—	—
Common stock	23.0	22.8
Additional paid-in capital	1,939.6	1,974.1
Retained earnings	1,735.2	1,040.0
Common stock in treasury	(2,700.6)	(1,478.1)
Accumulated other comprehensive loss, net of taxes	(844.9)	(949.1)
Total stockholders’ equity	152.3	609.7
Total liabilities and stockholders’ equity	$5,280.3	$7,399.2

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
As of December 31, 2016, $27.2 million of amounts which were previously classified as non-current assets held for sale were reclassified to deferred tax assets as the amounts did not go with the sale of Diversey.

CALCULATION OF NET DEBT(1)

	December 31, 2017	December 31, 2016
Short-term borrowings	$25.3	$83.0
Current portion of long-term debt	2.2	297.0
Long-term debt, less current portion	3,230.5	3,762.6
Total debt	3,258.0	4,142.6
Less: cash and cash equivalents	(594.0)	(333.7)
Net debt	$2,664.0	$3,808.9

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(Unaudited)

	Year Ended December 31,
(In millions)	2017	2016
Net earnings available to common stockholders	$814.9	$486.4
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	(245.7)	291.4
Changes in operating assets and liabilities:
Trade receivables, net	(81.4)	(33.9)
Inventories	(55.4)	(17.1)
Accounts payable	154.1	228.0
Other assets and liabilities	(188.6)	(47.9)
Net cash provided by operating activities	$397.9	$906.9
Cash flows from investing activities:
Capital expenditures	$(183.8)	$(275.7)
Proceeds from sale of business	1.0	7.8
Businesses acquired in purchase transactions, net of cash acquired	(119.2)	(5.8)
Proceeds from sales of property, equipment and other assets	1.7	4.9
Loss from settlement of cross currency swaps	(61.8)	—
Impact of sale of Diversey(3)	2,126.0	—
Settlement of foreign currency forward contracts	(8.7)	(46.0)
Net cash provided by (used in) investing activities	$1,755.2	$(314.8)
Cash flows from financing activities:
Net payments on short-term borrowings	$(93.7)	$(154.2)
Cash used as collateral on borrowing arrangements	25.4	3.6
Proceeds from cross currency swap	17.4	—
Payments of long-term debt	(369.5)	(27.1)
Dividends paid on common stock	(119.7)	(121.6)
Repurchases of common stock(4)	(1,302.2)	(217.0)
Payments for debt extinguishment costs	—	(0.1)
Acquisition of common stock for tax withholding	(22.0)	(30.7)
Other financing activities	—	6.2
Net cash used in financing activities	$(1,864.3)	$(540.9)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(28.5)	$(39.2)
Balance, beginning of period	$333.7	$321.7
Net change during the period	260.3	12.0
Balance, end of period	$594.0	$333.7

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$397.9	$906.9
Capital expenditures for property and equipment	(183.8)	(275.7)
Free Cash Flow(5)	$214.1	$631.2

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$210.8	$215.1
Income tax payments	$161.7	$125.8
Payments related to the sale of Diversey(3)	$207.4	$—
Stock appreciation rights payments (less amounts included in restructuring payments)	$—	$1.9
Restructuring payments including associated costs	$49.3	$66.1

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
2017 primarily consists of $641 million related to the gain on sale from Diversey partially offset by $131 million of deferred taxes, depreciation and amortization $149 million, share based compensation expense of $45 million and profit sharing expense of $23 million. 2016 primarily consists of depreciation and amortization of $214 million, share based compensation expense of $60 million, profit sharing expense of $25 million and charges related to ceasing operations in Venezuela of $46 million, which were partially offset by a decrease in deferred taxes of $62 million.

(3)
Payments of borrowings included in financing activities excludes amounts which were paid using cash proceeds from the sale of Diversey. As a result, $755 million of payments of borrowings is included within investing activities for a total payment of borrowings of $1.1 billion through the year ended December 31, 2017.

(4)
The Company entered into an accelerated share repurchase agreement with a third-party financial institution to repurchase $400 million of the Company’s common stock. The full amount was paid as of December 31, 2017 however, only $320 million was used to repurchase shares at that point in time. The ASR program concluded in January 2018.

(5)
Free cash flow was $421 million in 2017 excluding the payment of charges related to the sale of Diversey of $207 million. These payments include $170 million related to tax payments and the remainder primarily attributable to professional fees. Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF U.S. GAAP NET EARNINGS AND U.S. GAAP NET EARNINGS PER COMMON SHARE TO
NON-U.S. GAAP ADJUSTED NET EARNINGS AND NON-U.S. GAAP ADJUSTED NET EARNINGS PER COMMON SHARE(1)
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
(In millions, except per share data)	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS
U.S. GAAP net earnings and EPS available to common stockholders from continuing operations(2)	$25.0	$0.14	$151.3	$0.77	$62.8	$0.33	$292.3	$1.48
Special Items(3)	78.1	0.44	(53.3)	(0.27)	279.8	1.48	42.4	0.22
Non-U.S. GAAP adjusted net earnings and adjusted EPS available to common stockholders from continuing operations	$103.1	$0.58	$98.0	$0.50	$342.6	$1.81	$334.7	$1.70
Weighted average number of common shares outstanding - Diluted		175.9		196.2		188.9		197.2

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	Net earnings per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2017	2016	2017	2016(1)
Special Items:
Restructuring and other charges	$(2.9)	$(1.4)	$(12.1)	$(2.5)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(1.6)	(6.6)	(14.3)	(19.8)
SARs	(0.4)	—	2.6	(0.7)
Foreign currency exchange loss related to Venezuelan subsidiaries	—	(0.1)	—	(1.7)
Charges related to ceasing operations in Venezuela(1)	—	(1.2)	—	(48.5)
Loss on sale of North American foam trays and absorbent pads business and European food trays business	—	(0.2)	—	(1.8)
Loss related to the acquisitions of other businesses and sale of property, plant and equipment	(10.7)	—	(15.5)	—
Charges related to the sale of Diversey	(21.0)	(1.4)	(68.6)	(1.4)
Settlement/curtailment benefits related to retained Diversey retirement plans	—	—	13.5	—
Other Special Items(2)	0.1	2.6	(3.1)	(0.7)
Pre-tax impact of Special Items	(36.5)	(8.3)	(97.5)	(77.1)
Tax impact of Special Items and Tax Special Items(3)	(41.6)	61.6	(182.3)	34.7
Net impact of Special Items	$(78.1)	$53.3	$(279.8)	$(42.4)
Weighted average number of common shares outstanding - Diluted	175.9	196.2	188.9	197.2
Earnings per share impact from Special Items	$(0.44)	$0.27	$(1.48)	$(0.22)

(1)
Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country. This resulted in total costs of $49.4 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of $0.3 million, depreciation and amortization expense related to fixed assets and intangibles of $0.5 million, inventory reserves of $0.4 million, income tax expense of $0.9 million and the reclassification of $47.3 million of cumulative translation adjustment resulting in a charge to Net income as the Company’s decision to cease operations is similar to a substantially complete liquidation.

(2)
Other Special Items for the three months and year ended December 31, 2017 primarily included transaction costs related to reorganizations. Other Special Items for the three months and year ended December 31, 2016 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit in the fourth quarter partially offset by legal fees associated with restructuring and acquisitions.

(3)	Refer to Note 1 to the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
U.S. GAAP Earnings before income tax provision from continuing operations	$119.0	$122.2	$393.3	$387.9
Pre-tax impact of Special Items	(36.5)	(8.3)	(97.5)	(77.1)
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$155.5	$130.5	$490.8	$465.0

U.S. GAAP Income tax provision (benefit) from continuing operations	$94.0	$(29.1)	$330.5	$95.6
Tax Special Items(1)	(57.8)	50.5	(208.1)	23.7
Tax impact of Special Items	16.2	11.1	25.8	11.0
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$52.4	$32.5	$148.2	$130.3

U.S. GAAP Effective income tax rate	79.0%	(23.8)%	84.0%	24.6%
Non-U.S. GAAP Adjusted income tax rate	33.7%	24.9%	30.2%	28.0%

(1)	For the twelve months ended December 31, 2017, the special tax items included $152 million of tax expense in accordance with the sale of Diversey.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
SEGMENT INFORMATION(1)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Net Sales:
Food Care	$764.1	$707.6	$2,815.2	$2,686.8
As a % of Total Company net sales	62.2%	64.2%	63.1%	63.8%
Product Care	463.7	393.8	1,646.4	1,524.5
As a % of Total Company net sales	37.8%	35.8%	36.9%	36.2%
Total Company Net Sales	$1,227.8	$1,101.4	$4,461.6	$4,211.3

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Adjusted EBITDA from continuing operations(2):
Food Care	$162.3	$164.7	$608.3	$605.4
Adjusted EBITDA Margin	21.2%	23.3%	21.6%	22.5%
Product Care	94.6	87.3	332.3	331.1
Adjusted EBITDA Margin	20.4%	22.2%	20.2%	21.7%
Corporate(3)	(18.6)	(35.6)	(107.3)	(127.3)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$238.3	$216.4	$833.3	$809.2
Adjusted EBITDA Margin	19.4%	19.6%	18.7%	19.2%

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
As of January 1, 2017 we modified our calculation of Adjusted EBITDA to exclude interest income. The impact in this modification was $2.2 million and $7.5 million for the three months and year ended December 31, 2016, respectively.

(3)	Unallocated costs related to Diversey that have been included in adjusted EBITDA for Corporate were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Unallocated costs	$—	$4.1	$13.7	$15.0

SEALED AIR CORPORATION
SEGMENT INFORMATION – CONTINUED
SUPPLEMENTARY INFORMATION(1)
RECONCILIATION OF U.S. GAAP NET EARNINGS TO
NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016(2)
U.S. GAAP Net earnings from continuing operations	$25.0	$151.3	$62.8	$292.3
Interest expense	(48.1)	(48.0)	(201.8)	(199.4)
Interest income	7.3	2.2	17.6	7.5
Income tax provision (benefit)	94.0	(29.1)	330.5	95.6
Depreciation and amortization(4)	(42.0)	(41.0)	(158.3)	(154.0)
Depreciation and amortization adjustments	—	0.9	—	1.7
Special Items:
Restructuring and other charges(5)	(2.9)	(1.4)	(12.1)	(2.5)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(1.6)	(6.6)	(14.3)	(19.8)
SARs	(0.4)	—	2.6	(0.7)
Foreign currency exchange loss related to Venezuelan subsidiaries	—	(0.1)	—	(1.7)
Charges related to ceasing operations in Venezuela	—	(1.2)	—	(48.5)
Loss on sale of North American foam trays and absorbent pads business and European food business	—	(0.2)	—	(1.8)
Loss related to the acquisitions of other businesses and sale of property, plant and equipment	(10.7)	—	(15.5)	—
Charges incurred related to the sale of Diversey	(21.0)	(1.4)	(68.6)	(1.4)
Settlement/curtailment benefits related to retained Diversey retirement plans	—	—	13.5	—
Other Special Items(3)	0.1	2.6	(3.1)	(0.7)
Pre-tax impact of Special items	(36.5)	(8.3)	(97.5)	(77.1)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$238.3	$216.4	$833.3	$809.2

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country.  This resulted in total costs of $49.4 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of $0.3 million, depreciation and amortization expense related to fixed assets and intangibles of $0.5 million, inventory reserves of $0.4 million, income tax expense of $0.9 million and the reclassification of $47.3 million of cumulative translation adjustment resulting in a charge to Net income as the Company’s decision to cease operations is similar to a substantially complete liquidation.

(3)
Other Special Items for the three months and year ended December 31, 2017 primarily included transaction costs related to reorganizations. Other Special Items for the three months and year ended December 31, 2016 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit in the fourth quarter partially offset by legal fees associated with restructuring and acquisitions.

(4)	Depreciation and amortization by segment are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Food Care	$28.0	$23.9	$103.8	$92.2
Product Care	13.1	11.5	47.3	40.1
Corporate	0.9	5.6	7.2	21.7
Total Company depreciation and amortization(1)	$42.0	$41.0	$158.3	$154.0

(1)
Includes share-based incentive compensation of $7.0 million and $38.2 million for the three months and year ended December 31, 2017, respectively, and $13.3 million and $50.9 million for the three months and year ended December 31, 2016, respectively.

(5)	Restructuring and other charges by segment is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Food Care	$1.8	$0.9	$7.6	$1.6
Product Care	1.1	0.5	4.5	0.9
Total Company restructuring and other charges(1)	$2.9	$1.4	$12.1	$2.5

(1)	For the year ended December 31, 2016 restructuring and other charges excludes $0.3 million related to severance and termination benefits for employees in our Venezuelan subsidiaries.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)
(Unaudited)

	Three Months Ended December 31,
(In millions)	Food Care		Product Care		Total Company
2016 Net Sales	$707.6		$393.8		$1,101.4

Volume - Units	33.8	4.8%	21.0	5.3%	54.8	5.0%
Price/mix(2)	7.0	1.0%	16.4	4.2%	23.4	2.1%
Acquisition	—	—%	23.6	6.0%	23.6	2.1%
Total constant dollar change (Non-U.S. GAAP)(3)	40.8	5.8%	61.0	15.5%	101.8	9.2%
Foreign currency translation	15.7	2.2%	8.9	2.3%	24.6	2.2%
Total change (U.S. GAAP)	56.5	8.0%	69.9	17.8%	126.4	11.5%

2017 Net Sales	$764.1		$463.7		$1,227.8

	Year Ended December 31,
(In millions)	Food Care		Product Care		Total Company
2016 Net Sales	$2,686.8		$1,524.5		$4,211.3

Volume - Units	102.6	3.8%	86.2	5.7%	188.8	4.5%
Price/mix(2)	(0.7)	—%	8.7	0.6%	8.0	0.2%
Acquisition	—	—%	23.6	1.5%	23.6	0.6%
Total constant dollar change (Non-U.S.GAAP)(3)	101.9	3.8%	118.5	7.8%	220.4	5.2%
Foreign currency translation	26.5	1.0%	3.4	0.2%	29.9	0.7%
Total change (U.S. GAAP)	128.4	4.8%	121.9	8.0%	250.3	5.9%

2017 Net Sales	$2,815.2		$1,646.4		$4,461.6

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES BY REGION(1)
(Unaudited)

	Three Months Ended December 31,
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2016 net sales	$580.0		$246.2		$107.7		$167.5		$1,101.4

Volume - Units	33.7	5.8%	11.8	4.8%	7.3	6.8%	2.0	1.2%	54.8	5.0%
Price/mix(4)	21.6	3.7%	(0.5)	(0.2)%	(0.4)	(0.4)%	2.7	1.6%	23.4	2.1%
Acquisition	—	—%	—	—%	—	—%	23.6	14.1%	23.6	2.1%
Total constant dollar change (Non-U.S. GAAP)(5)	55.3	9.5%	11.3	4.6%	6.9	6.4%	28.3	16.9%	101.8	9.2%
Foreign currency translation	1.8	0.3%	20.5	8.3%	0.5	0.5%	1.8	1.1%	24.6	2.2%
Total change (U.S. GAAP)	57.1	9.8%	31.8	12.9%	7.4	6.9%	30.1	18.0%	126.4	11.5%

2017 net sales	$637.1		$278.0		$115.1		$197.6		$1,227.8

	Year Ended December 31,
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2016 net sales	$2,237.8		$962.7		$396.8		$614.0		$4,211.3

Volume - Units	161.4	7.2%	12.9	1.3%	5.9	1.5%	8.6	1.4%	188.8	4.5%
Price/mix(4)	12.9	0.6%	(7.9)	(0.8)%	4.0	1.0%	(1.0)	(0.2)%	8.0	0.2%
Acquisition	—	—%	—	—%	—	—%	23.6	3.8%	23.6	0.6%
Total constant dollar change (Non-U.S. GAAP)(5)	174.3	7.8%	5.0	0.5%	9.9	2.5%	31.2	5.0%	220.4	5.2%
Foreign currency translation	2.9	0.1%	17.0	1.8%	2.6	0.7%	7.4	1.2%	29.9	0.7%
Total change (U.S. GAAP)	177.2	7.9%	22.0	2.3%	12.5	3.2%	38.6	6.2%	250.3	5.9%

2017 net sales	$2,415.0		$984.7		$409.3		$652.6		$4,461.6

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.

(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.

(4)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.